EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874, 333-82538, and 333-47097) of Deckers Outdoor Corporation of our reports dated March 3, 2014 with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Deckers Outdoor Corporation.

/s/ KPMG LLP

Los Angeles, California
March 3, 2014